SCHEDULE 14A
                               (Rule 14a-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
               Exchange Act of 1934 (Amendment No.        )

        Filed by the registrant  _X_
        Filed by a party other than the registrant ___
        Check the appropriate box:
        ___ Preliminary proxy statement

        ___ Confidential, for Use of the Commission Only
            (as permitted by Rule 14a-6(e)(2))

        _X_ Definitive proxy statement
        ___ Definitive additional materials
        ___ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            Sigma-Aldrich Corporation
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                            Sigma-Aldrich Corporation
                ------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

 Payment of filing fee (Check the appropriate box):

 _X_ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2) or
     Item 22)a)(2) of Schedule 14A.
 ___ $500 per each party to the controversy pursuant to Exchange Act Rule
     14a-6(i)(3).
 ___ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:

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(2)  Aggregate number of securities to which transaction applies:

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(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)  Proposed maximum aggregate value of transaction:

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(5)  Total fee paid:

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 ___    Fee paid previously with preliminary materials.

 ___ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:

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                       SIGMA-ALDRICH CORPORATION
                           3050 Spruce Street
                        St. Louis, Missouri 63103

                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To be held May 2, 1995



NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Sigma-Aldrich Corporation will be held at The Boatmen's National Bank of St. Louis, 800 Market Street, St. Louis, Missouri 63101, on Tuesday, May 2, 1995, at 11:00 A.M., Central Daylight Time, for the following purposes:

     1.   To elect nine directors;

     2.   To consider and vote upon approval of the Company's
          Share Option Plan of 1995;

     3. To consider and vote upon a shareholder proposal as described herein; and

     4. To transact such other business as may properly come before the meeting and any adjournments thereof.

Only shareholders of record as of the close of business on March 7, 1995, are entitled to notice of, and to vote at, the meeting.

                                By Order of the Board of Directors,


                                /s/ Thomas M. Tallarico


                                Thomas M. Tallarico, Secretary

March 30, 1995

Your vote is important. Even if you expect to attend the meeting in person, please mark, date and sign the enclosed proxy and return it to the Company's transfer agent, Boatmen's Trust Company, P.O. Box 14764, St. Louis, Missouri 63178-9926. A return envelope, which does not require postage if mailed in the United States, is enclosed for your convenience. Shareholders who attend the meeting may revoke their proxies and vote in person if they desire.

                   SIGMA-ALDRICH CORPORATION

                        PROXY STATEMENT

                Annual Meeting of Shareholders

                          May 2, 1995

The enclosed proxy is solicited by the Board of Directors of Sigma-Aldrich Corporation (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held on Tuesday, May 2, 1995, and any adjournments thereof. Any shareholder giving the proxy has the power to revoke it at any time before it is voted by written notice mailed to the Company's transfer agent, Boatmen's Trust
Company, P.O. Box 14764, St. Louis, Missouri 63178-9926, or by submitting a later-dated proxy. If the proxy is not so revoked and it is not revoked in person at the Meeting, such proxy will be voted as designated and, if no designation is made, will be voted in favor of the nominees for directors, for approval of the Share Option Plan of 1995 and against the shareholder proposal described herein.

Shareholders of record at the close of business on March 7, 1995, are entitled to notice and will be entitled to vote at the Meeting and at any adjournments thereof. As of the close of business on March 7, 1995, there was a total of 49,850,757 shares of common stock outstanding. Shareholders will be entitled to one vote for each share held on all matters, including the election of directors.

The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or telegraph, by employees of the Company without additional compensation. Brokers, dealers, banks and their nominees will be requested to forward proxy material to the beneficial owners of stock held by them of record and the Company will reimburse them for their reasonable out-of-pocket and clerical expenses upon their request.

This Proxy Statement and accompanying form of proxy are first being sent to shareholders on or about March 30, 1995.

The mailing address of the Company's principal executive office is 3050 Spruce Street, St. Louis, Missouri 63103.

                         ELECTION OF DIRECTORS

Nine directors of the Company are to be elected to hold office until the next annual meeting and until their successors are elected and qualified. The persons named as proxies in the accompanying proxy intend to vote for the election of the nominees named below. If for any reason any of the nominees shall be unavailable, the persons named in the proxy may exercise discretionary authority to vote for substitutes proposed by the Board of Directors.

Nominees for Board of Directors

Following are the nominees for directors of the Company, their principal occupation, background, period of service as a director of the Company and age. All of the nominees are presently directors of the Company and were elected to their present terms as directors at the 1994 Annual Meeting of Shareholders. There are no family relationships between any of the directors or between any of the directors and any executive officer of the Company or its subsidiaries.


Carl T. Cori            Chairman of the Board and Chief Executive
                        Officer of the Company. Dr. Cori has been Chief Executive Officer for more than five years. He was elected Chairman of the Board in May 1991 and has been a director of the Company since 1977. He served as President of the Company for more than five years until March 1995. Age 58.

David R. Harvey         President and Chief Operating Officer of the
                        Company.  Dr. Harvey has been Chief Operating
                        Officer for more than five years and was elected
                        President in March 1995, after serving as Executive Vice President for more than five years.
                        He has been a director of the Company since 1981.
                        Age 55.

Robert J. Hurst         General Partner, Goldman, Sachs & Co., an
                        investment banking firm, New York, New York, for more than five years. Mr. Hurst has been a director of the Company since 1993. He is also a director of USF&G Corporation and VF Corporation.
                        Age 49.

David M. Kipnis         Distinguished University Professor of Medicine,
                        Washington University School of Medicine, St.
                        Louis, Missouri, since October 1992. Prior to that time, he was Chairman and Professor, Department of Medicine, Washington University
                        School of Medicine and Physician-in-Chief, Barnes
                        Hospital, St. Louis, Missouri, for more than five years. Dr. Kipnis has been a director of the Company since 1984. Age 67.

Andrew E. Newman        Chairman of the Board, Edison Brothers Stores,
                        Inc., a specialty fashion retailer, St. Louis, Missouri, for more than five years. Mr. Newman has been a director of the Company since 1989.
                        He is also a director of Edison Brothers Stores, Inc., Boatmen's Bancshares, Inc. and Lee
                        Enterprises, Inc.  Age 50.

William C. O'Neil, Jr.  Chairman of the Board, President and
                        Chief Executive Officer, ClinTrials
                        Research, Inc., a clinical research
                        services company, Nashville, Tennessee,
                        for more than five years. Mr. O'Neil has been a director of the Company since 1987. He is also a director of ClinTrials
                        Research, Inc., American Healthcorp, Advocat, Inc. and Atrix Laboratories, Inc. Age 60.

Jerome W. Sandweiss     Of Counsel, Blumenfeld, Kaplan & Sandweiss,
                        P.C., Attorneys at Law, St. Louis, Missouri, since September 1990. Prior to that time, he was a Principal with such firm for more than five years. Mr. Sandweiss has been a director of the Company since 1975. Age 70.

D. Dean Spatz           Chairman of the Board, President and Chief
                        Executive Officer of Osmonics, Inc., a
                        manufacturer of water purification, fluid separation and fluid handling products and equipment, Minneapolis, Minnesota, for more than five years. Mr. Spatz has been a director of the Company since 1994.
                        He is also a director of Osmonics, Inc. and Structural Instrumentation, Inc. Age 51.

Thomas N. Urban         Chairman of the Board and President, Pioneer Hi-
                        Bred International, Inc., a developer and producer of hybrid corn and other seeds, Des
                        Moines, Iowa, for more than five years.  Mr.
                        Urban has been a director of the Company since
                        1990.  He is also a director of Pioneer Hi-Bred
                        International, Inc. and Equitable of Iowa
                        Companies.  Age 60.


Directors Meetings and Committees

The Board of Directors met four times during 1994. Each director attended at least 75% of the aggregate of the meetings of the Board and its Committees on which he served during 1994.

The Board of Directors has three committees which function throughout the year. The Audit Committee, of which Messrs. Hurst (Chairman), Newman, Sandweiss, and Spatz are members, met twice in the past year. The function of this Committee is to recommend a public accounting firm to be retained for the coming year, to review the scope and results of the annual audit by such firm and to review the Company's financial statements. The Compensation Committee, consisting of Messrs. Newman, O'Neil (Chairman) and Urban, reviews all areas of executive compensation and advancement within the Company. The Committee held one meeting in the past year. The Nominating Committee, of which Dr. Kipnis and Messrs. Newman,
O'Neil (Chairman) and Urban are members, recommends nominees to the Board of Directors. It will consider nominees recommended by shareholders for election to the Board of Directors provided the names of such nominees, accompanied by relevant biographical information, are submitted in writing to the Secretary of the Company. The Committee held two meetings in the past year.


Director Compensation and Transactions

Directors who are not employed or retained as legal counsel by the Company are compensated by an annual fee of $10,000 and receive
$2,500 for each directors or committee meeting attended plus reimbursement of their travel expenses.

During 1994, Blumenfeld, Kaplan & Sandweiss, P.C., of which Mr.
Sandweiss is Of Counsel, received from the Company $398,000 for legal services rendered. Dr. Kipnis rendered certain consulting services to the Company during 1994 for which he received $54,000.

  SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL
                         BENEFICIAL OWNERS


Directors and Executive Officers

The following table sets forth the amount of the Company's common stock beneficially owned by each of the directors and executive officers of the Company, and by all directors and executive
officers of the Company as a group, all as of March 7, 1995, based upon information obtained from such persons:
                                                                    Shares
                                                                 Beneficially
      Name                     Company Position                  Owned (1)(2)
-------------------      ----------------------------          ---------------

Carl T. Cori             Director, Chairman of the Board           138,468
                         and Chief Executive Officer

Peter A. Gleich          Vice President and Treasurer               69,740 (3)

David R. Harvey          Director, President and Chief              71,720
                         Operating Officer

Robert J. Hurst          Director                                      500

David M. Kipnis          Director                                    4,943

Andrew E. Newman         Director                                    2,000

William C. O'Neil, Jr.   Director                                    2,000

Kirk A. Richter          Controller                                 26,200 (3)

Jerome W. Sandweiss      Director                                    7,000

D. Dean Spatz            Director                                    1,100

Thomas M. Tallarico      Vice President and Secretary               14,450 (3)

Thomas N. Urban          Director                                    2,453

Directors and executive                                            340,574 (3)
officers as a group

--------------------------------------------------------------------------------

(1) Each nominee has both sole voting power and sole investment power with respect to the shares set forth in the table opposite his name, except as follows: Messrs. Gleich, Richter and Spatz share voting and investment power as to 42,200, 19,200 and 1,100 shares, respectively, held in joint tenancy with their spouses. Shares owned separately by spouses are not included.

(2) Represents less than one percent (1%) of the Company's common stock outstanding as of March 7, 1995, for each of the named individuals and the group.

(3) Includes 11,000, 7,000, 14,250, and 32,250 shares subject to stock options that are exercisable as of or within sixty days of March 7, 1995, for Messrs. Gleich, Richter and Tallarico and for the directors and executive officers as a group, respectively.


Principal Beneficial Owners

The following table sets forth information for each person who, to the knowledge of the Company, beneficially owned more than five percent (5%) of the Company's common stock. Each beneficial owner has sole voting power and sole investment power with respect to the shares set forth opposite their name.

                                   Shares
                                Beneficially     Percent of Shares
   Name and Address                 Owned           Outstanding
----------------------------    -------------    -----------------

Alfred R. Bader                  2,881,030 (1)          5.8%
  2961 North Shepard Avenue
  Milwaukee, WI 53211


State Farm Mutual Automobile
  Insurance Company and          4,194,040 (2)          8.4%
  its affiliates
  One State Farm Plaza
  Bloomington, IL 61710

-------------------------------------------------------------------------------

(1) As set forth in such person's Schedule 13G, dated January 25, 1995, filed with the Securities and Exchange Commission.

(2) As set forth in such company's Schedule 13G, dated January 28, 1995, filed with the Securities and Exchange Commission.


Members of the Broida family and the Fischer family in the aggregate had sole and shared voting power and sole and shared investment power with respect to 1,855,964 shares (3.7% of shares outstanding) and 1,468,289 shares (2.9% of shares outstanding), respectively, at March 7, 1995. A member of each of these families was instrumental in founding the Company and was involved in the Company prior to retirement.


Reporting Requirements

Section 16(a) of the Securities and Exchange Act of 1934 requires that the Company's executive officers, directors and persons who own more than ten percent of the Company's outstanding stock, file reports of ownership and changes in ownership with the Securities and Exchange Commission and any national securities exchange on which the Company's securities are listed and furnish the Company with copies of all Section 16(a) reports so filed. Based solely on a review of forms and certain written representations furnished to the Company, the Company believes that its executive officers and directors complied with all applicable Section 16(a) filing requirements during 1994.


               APPROVAL OF SHARE OPTION PLAN OF 1995

The Board of Directors believes that the Company's stock option program constitutes an important part of the Company's compensation program for key employees and should be carried forward by providing a new Share Option Plan of 1995 (the "1995 Option Plan") to permit the granting of stock options which may, but need not, constitute "incentive" stock options within the meaning of Section 422 of the Internal Revenue Code. Incentive stock options receive special tax treatment which in the judgment of the Board will benefit the Company by assisting to attract, retain and motivate key employees.

Shareholders have previously authorized grants of employee stock options under the Share Option Plan of 1987 (the "1987 Option Plan"). The 1987 Option Plan provided for the granting of options to acquire up to 1,000,000 shares of the Company's common stock, most of which were awarded by December 31, 1994. If the 1995 Option Plan is approved by the shareholders, no further options will be issued under the 1987 Option Plan, and the balance of the shares that have been reserved for issuance under the 1987 Option Plan, for which no options have been granted, will be released from the 1987 Option Plan.

Principal Features of the 1995 Option Plan

The full text of the 1995 Option Plan is set forth in Appendix A hereto, and shareholders are urged to refer to it for a complete description of the 1995 Option Plan. The summary of the principal features of the 1995 Option Plan that follows is qualified entirely by such reference.

The 1995 Option Plan permits the granting of options for an aggregate of 2,000,000 shares of the Company's common stock. These shares may be either authorized but unissued shares or shares reacquired by the Company as treasury shares. The number of shares reserved for issuance upon the exercise of options granted under the 1995 Option Plan, if the 1995 Option Plan is approved, will be adjusted during the time the 1995 Options Plan is in effect to reflect any change in the shares of the Company's common stock through merger, consolidation, reorganization, reclassification, recapitalization, subdivision, stock dividends, stock split-ups or other change in the Company's corporate structure if the Company's Compensation Committee ("Committee"), in its discretion, deems such adjustment to be appropriate. Options for any shares which expire or terminate without being exercised will be available for regrant.

The 1995 Option Plan is administered by the Committee, presently consisting of three non-management members of the Company's Board of Directors, which will grant options to employees for such shares and at such times as the Committee determines, taking into account the duties of the employees, their present and potential contributions to the success of the Company and such other factors as the Committee deems relevant in connection with the accomplishment of the purposes of the 1995 Option Plan. It is not possible to state in advance which key employees will be granted options by the Committee in the future nor is it possible to state which key employees would have received options under the 1995 Option Plan in 1994 had the 1995 Option Plan been in existence during 1994. The members of the Committee are not eligible to receive options under the 1995 Option Plan while serving on the Committee.

Under the 1995 Option Plan, an optionee may not exercise for the first time in any one calendar year incentive stock options for common stock of the Company having an aggregate market value (determined at the time of the grant) under all stock option plans of the Company in excess of $100,000. In addition, no single participant may receive grants of options during any single fiscal year for more than an aggregate of 100,000 shares of common stock. No options may be granted to an officer or to a member of the Company's Board of Directors who is not at the time of the grant a full-time employee of the Company or one of its subsidiaries, nor to any person owning, directly or indirectly (including shares subject to the option), more than ten percent (10%) of the voting power or value of all shares of the Company.

Options may be "incentive" stock options within the meaning of Section 422 of the Internal Revenue Code or "non-qualified" stock options. The option price of shares covered by options shall be determined by the Committee. However, no incentive stock option may have an option price of less than the fair market value of the shares at the date of the grant.

Options are exercisable at such times and under such conditions, not inconsistent with the 1995 Option Plan, as may be determined by the Committee. Stock purchased under the 1995 Option Plan must be fully paid for at the time an option is exercised, which payment shall be in cash or in the form of stock of the Company previously acquired by the optionee. Options are not transferable other than by will or by the laws of descent and distribution.

No option may be exercisable for less than ten (10) share lots nor in any amount after a date ten (10) years after the date of the option grant. Except for the death or disability of an optionee, no option under the 1995 Option Plan may be exercised prior to the expiration of a twelve (12) month (or such longer period as may be selected by the Committee) period from the date of the grant of the option (the "Non-exercise Period"). If an optionee's employment with the Company or any of its subsidiaries is terminated for cause or is terminated for any reason during the Non-exercise Period, the optionee's right to exercise the option shall terminate and all rights thereunder will cease. Once the Non-exercise Period has passed as to any particular stock option, the stock options under the 1995 Option Plan will terminate upon the date of the voluntary termination of employment of the optionee or three
(3) months after an optionee's retirement or involuntary termination of employment without cause (other than by reason of death). In the event of an optionee's death occurring during employment or within three (3) months thereafter, the option will terminate one year from the date of death. No options may be granted later than February 21, 2005.

The Company's Board of Directors may modify or amend the 1995 Option Plan as it deems advisable. The Board of Directors, however, cannot increase the total number of shares upon which options may be granted under the 1995 Option Plan, may not withdraw the administration of the 1995 Option Plan from the Committee, may not change the class of employees eligible to be granted options under the 1995 Option Plan, may not change the manner of determining the option price, and may not extend the termination date of the 1995 Option Plan, without in each such instance obtaining the approval of the shareholders.

The closing price for each share of the common stock of the Company in the over-the-counter market for National Market Issues on March 7, 1995, based upon the reports of the National Quotation Bureau, Incorporated (from NASDAQ), was $35.50.

Federal Income Tax Consequences

If an option awarded under the 1995 Option Plan is an incentive stock option, the employee will recognize no income upon grant of the incentive stock option and incur no regular income tax liability due to the exercise of the incentitive stock option. However, the employee may be subject to the alternative minimum tax. The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option, regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two (2) years after grant of the option and one (1) year after exercise of the shares by the employee, any gain to the employee will be treated as long-term capital gain. If these holding periods are not satisfied, the employee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the shares at the date of the option exercise or the sales price of the shares and the Company will be entitled to a deduction in the same amount as the ordinary income recognized by the employee. Any gain recognized on such a "disqualification" caused by such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as capital gain.

All other options which do not qualify as incentive stock options are referred to as non-qualified options. An employee will not recognize any taxable income at the time the employee is granted a non-qualified option. However, upon its exercise, the employee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the option price and the Company will be entitled to a deduction in the same amount as the ordinary income recognized by the employee. The income recognized by an employee will be subject to tax withholding by the Company by payment in cash. Upon the subsequent sale of any such shares by the employee, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain or loss.

Under Section 162(m) of the Internal Revenue Code, the Company may be limited as to federal income tax deductions to the extent that total individual compensation paid to the Company's Chief Executive Officer or to any of the other four most highly compensated executive officers exceeds $1,000,000 in any one year. The Company can preserve the deductibility of certain compensation in excess of $1,000,000, however, provided that it complies with conditions imposed by Section 162(m) of the Internal Revenue Code, including the payment of performance-based compensation pursuant to a plan approved by shareholders. The 1995 Option Plan is designed to provide the Company flexibility and the opportunity to qualify certain aspects of compensation as performance-based compensation under Section 162(m) of the Internal Revenue Code.

The foregoing summary of the effect of federal income taxation upon the employee and the Company with respect to awards under the 1995 Option Plan does not purport to be complete, and reference should be made to the applicable provisions of the Internal Revenue Code. In addition, this summary does not discuss the provisions of the income tax laws of any municipality, state or foreign country in which the employee may reside.

A favorable vote of the majority of the outstanding shares will be required for approval of the adoption of the 1995 Option Plan.

The Board of Directors recommends a vote FOR approval of the 1995
Option Plan.


              SHAREHOLDER PROPOSED RESOLUTION CONCERNING
                        EARNINGS ANNOUNCEMENTS

The Company has been informed that Dr. Alfred Bader, 2961 North Shepard Avenue, Milwaukee, Wisconsin 53211, the beneficial owner of more than 2,500,000 shares of the common stock of Sigma-Aldrich Corporation, intends to present the following resolution for adoption at the meeting:

Proposed Resolution

RESOLVED, that the shareholders recommend to the Board of Directors that the Board (or a Committee of outside directors of the Board) review the Company's internal financial statements monthly to determine whether in their judgment the Company's performance for the quarter is likely to differ materially from the current consensus or mean earnings estimate published by recognized financial sources for that quarter.
If they differ, the Board or the Committee shall determine whether it is appropriate to make disclosure well in advance of the normal quarterly announcement.

Statement in Support of the Proposal

After the market closed on July 20, 1994, the Company reported earnings for the second quarter of $.54 per share, which was only equal to the second quarter's earnings for 1993. This was the first time that the Company had not reported an increase in earnings over the prior year's quarter. The results were below the consensus estimate of $.60 per share. The next day, the stock price fell approximately 15% from the close on the prior day.

Investors are naturally disappointed by unfavorable results. Their disappointment increases when the results are also a surprise. Much of the Company's stock is held by institutions and institutional investors are particularly concerned with surprises.

Analysts that make predictions on a company's stock typically are in contact with that company to determine whether their estimates are reasonable. While the Company should not provide one investor with "inside information", it may make public announcements to inform the market when earnings estimates made by others are unrealistic.

In the situation which occurred, either the Company was unaware of the likely earnings for the second quarter or failed to warn the market that earnings estimates were unrealistic. The Board should implement procedures to guard against either situation occurring again.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSED RESOLUTION FOR THE FOLLOWING REASONS:

First, the proposed resolution, in the Board's view, lacks clarity as it does not define when the Board should determine to issue a public announcement; instead, the proposed resolution simply calls for an assessment as to when disclosure is "appropriate". Although the proposed resolution could be construed to leave the Board with discretion in making such a determination, the Board believes adoption of such a resolution is ill advised in light of its ambiguity which carries the risk that others might seek to construe it to create a standard independent of the Board's exercise of its best judgment.

Second, if the proposed resolution is construed simply to require the Board to consider periodically when public announcements are, from time to time, appropriate, the Board does not believe the resolution prescribes a new standard of conduct for it to follow. Rather, the resolution merely requests that the Board continue what it is in large measure already doing. Thus, contrary to the inferences in the proponent's statement, the Board believes that had the proposed resolution, so construed, been in effect during the past year, the market performance of the Company's common stock would not have been different.

The Board already periodically reviews the Company's disclosure practices and the manner in which it communicates the Company's business to the public. Each month every member of the Board reviews the Company's internal financial statements and copies of analysts' reports received by the Company. In connection with such review, each member of the Board is expected to consider whether it is appropriate to make any public disclosures, even if the Board does not formally meet that month. Additionally, the Company complies with the rules and requirements of the federal securities laws and the Nasdaq National Market (on which the Company's common stock is traded) relating to prompt disclosure to the public of material information. Judgment must be exercised in the timing of disclosures as premature, incomplete announcements can simply introduce uncertainty which can be detrimental to the stock price and the shareholders. The Board has demonstrated its willingness to exercise judgment and to announce financial results ahead of schedule from time to time when it deems it appropriate.

Further, shareholders should be aware that the proponent is a former member of the Board of Directors and was not renominated to the Board in 1992 by unanimous vote of the continuing directors.

ACCORDINGLY, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE PROPOSED RESOLUTION, AND PROXIES WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES EITHER A CONTRARY CHOICE OR A DESIRE TO ABSTAIN.



              INFORMATION CONCERNING EXECUTIVE COMPENSATION

The following table presents compensation information for each of the five named executive officers for the years ended December 31, 1994, 1993 and 1992:

                                Summary Compensation Table

                                                           Long-term Compensation
                                                           ----------------------
                                   Annual Compensation     No. of Shares
                                -------------------------   Underlying
                                             Other Annual    Options      LTIP         All Other
   Name/Position        Year    Salary        Comp.(1)(2)    Granted    Payouts(1)     Comp. (3)
-------------------     ----    ------       ------------  -----------  ----------     ---------
Carl T. Cori            1994   $600,000        $285,002         ---    $434,700        $2,000
Chairman & CEO          1993    600,000         299,721         ---     457,150         2,858
                        1992    550,000         177,854         ---     395,870         5,077

Peter A. Gleich         1994    285,000          68,153      20,000     103,950         2,000
Vice President          1993    285,000         109,654      20,000     167,250         2,858
& Treasurer             1992    285,000          76,759       3,000     170,850         5,077

David R. Harvey         1994    400,000         123,914         ---     189,000         2,000
President & COO         1993    400,000         175,446         ---     267,600         2,858
                        1992    400,000         130,941         ---     291,450         5,077

Kirk A. Richter         1994    172,000          34,076      10,000      51,975         2,000
Controller              1993    172,000          51,172      10,000      78,050         2,220
                        1992    172,000          36,122       3,000      80,400         4,662

Thomas M. Tallarico     1994    244,000             ---      10,000         ---         2,000
Vice President          1993    244,000             ---      10,000         ---         2,858
& Secretary             1992    244,000             ---       3,000         ---         5,077


(1) The value of shares issued under the Incentive Stock Bonus
Plan in 1994, 1993 and 1992 relates to performance in 1988, 1987 and 1986, respectively, and is presented as long-term incentive plan ("LTIP") payouts. Such values represent the aggregate market value of shares of common stock issued on the payout date. Cash payouts to cover Federal income taxes related to the issuance of such shares are presented as other annual compensation. Drs. Cori and Harvey and Messrs. Gleich, Richter and Tallarico hold 33,767, 17,000, 5,950, 2,800 and 1,600
Bonus Units, respectively, as of December 31, 1994. Shares of common stock issuable upon vesting of such Bonus Units have a value of $1,114,311, $561,000, $196,350, $92,400 and $52,800, respectively, based upon the closing price of the Company's common stock as of such date. See "Incentive Stock Bonus Plan" for further information.

(2) Excludes the value of personal use of automobiles and club memberships provided by the Company, the amounts of which are immaterial for each executive officer.

(3) Represents amounts contributed for each executive officer under the Company's 401(k) Retirement Savings Plan in 1994 and 1993 and a predecessor supplemental retirement plan in 1992.

Incentive Stock Bonus Plan

The Company's Incentive Stock Bonus Plan is administered by the Compensation Committee of the Board. Executive officers and senior managers whose responsibilities and activities have a direct and substantial impact on the Company's performance may participate in the Plan. Each year the Committee establishes a Bonus Pool determined by a formula based upon the annual increase in the Company's pre-tax operating income. The Committee then awards Incentive Stock Bonus Units (the "Bonus Units") to participants based upon their individual performance, with the value of each Bonus Unit being equal to the then current market price per share of the Company's common stock.

Upon completion of five years of employment after the year for which the Bonus Units were awarded, the Company issues one share of the Company's common stock for each Bonus Unit awarded. The Company also makes a cash payment to each participant representing the amount of Federal income taxes (using the highest marginal rate) such participant would be required to pay by reason of the participant's receipt of such stock and cash.

The LTIP payouts to each of the named executive officers as presented in the Summary Compensation Table for the years ended December 31, 1994, 1993 and 1992 relate to performance in the years ended December 31, 1988, 1987 and 1986, respectively. Additionally, LTIP payouts to the Company's senior management group were $138,175, $189,550 and $80,400 for shares and $72,330, $124,275 and $36,122 in cash for 1994, 1993 and 1992, respectively. The following table presents the Bonus Units awarded to each of the executive officers in 1994 for performance in 1993.

                     Long-Term Incentive Plan Awards in 1994

                        Number of       Performance or       Estimated Future
                       Bonus Units    Other Period Until        Payouts of
     Name                Awarded    Maturation or Payout(1)   Bonus Units(1)
------------------     -----------  -----------------------  ----------------

Carl T. Cori               6,500           5 Years                 6,500
Peter A. Gleich              750           5 Years                   750
David R. Harvey            3,500           5 Years                 3,500
Kirk A. Richter              400           5 Years                   400
Thomas M. Tallarico          500           5 Years                   500
-----------------------------------------------------------------------------

(1) The Bonus Units become payable to each of the executive officers in January 1999 in the form of one share of common stock for each Bonus Unit awarded plus cash as described above.

Additionally, 4,200 Bonus Units were awarded to five members of the Company's senior management group. No Bonus Units will be awarded under the Incentive Stock Bonus Plan for the year ended December 31, 1994.


Stock Options

The Company's Share Option Plan of 1987 is administered by the Compensation Committee, which grants options to employees as the Committee determines, taking into account the employees' duties, their present and potential contributions to the success of the Company and such other factors as the Committee deems relevant. The exercise price of the options is determined by the Committee, however, no incentive stock option may have an exercise price less than the fair market value of the shares at the date of the grant. Full payment for stock being purchased must be made in cash or Company common stock at the time an option is exercised. Options are not transferable other than by will or by the laws of descent and distribution. Options expire ten years from the date of grant or no later than three months after an optionee's termination or retirement or twelve months after an optionee's death or disability, if earlier. No options may be granted after February 17, 1997.

The following table sets forth information related to stock options granted to the named executive officers during the year ended December 31, 1994:

                                       Options Granted in 1994


                                                                           Potential Realizable Value at
                        Number of   % of Total                              Assumed Annual Rates of
                         Shares       Options                              Stock Price Appreciation For
                       Underlying     Granted     Exercise                   10 Year Option Term (3)
                        Options       to all       Price      Expiration   -----------------------------
      Name             Granted(1)    Employees  ($/Share)(2)     Date           5%               10%
-------------------   ------------  ----------  ------------  ----------   ------------     ------------
Carl T. Cori                ---         ---         $ ---         ---        $ ---            $  ---

Peter A. Gleich           20,000        4.8%         36.25     11/07/2004     455,949          1,155,463

David R. Harvey             ---         ---           ---         ---           ---               ---

Kirk A. Richter           10,000        2.4%         36.25     11/07/2004     227,974            577,732

Thomas M. Tallarico       10,000        2.4%         36.25     11/07/2004     227,974            577,732


(1) Options vest at the rate of 20% per year beginning November 8, 1995.

(2) Exercise price equals the market price per share on the grant date.

(3) Presentation is required by Securities and Exchange Commission rules and is not intended to forecast possible future price appreciation of the Company's common stock.


Additionally, options for 130,000 shares were granted to nine members of the Company's senior management group and options for 249,000 shares were granted to 141 members of the Company's management group at exercise prices ranging from $36.25 to $40.00 per share.

The following table presents (i) the unexercised options held by each named executive officer and (ii) the value of all in-the-money options as of December 31, 1994, as if all such in-the-money options were vested and exercisable as of December 31, 1994:

                       Option Values at December 31, 1994

                           Number of Shares
                        Underlying Unexercised          Value of Unexercised
                            Options Held(1)            In-the-Money Options(2)
                    -----------------------------    ---------------------------
     Name           Exercisable     Unexercisable    Exercisable   Unexercisable
----------------    -----------     -------------    -----------   -------------
Carl T. Cori             ---             ---          $  ---          $  ---
Peter A. Gleich        7,000          36,000              0               0
David R. Harvey          ---             ---             ---             ---
Kirk A. Richter        5,000          18,000              0               0
Thomas M. Tallarico   10,150          20,850              0               0


(1) No options were exercised by any of the executive officers during the year ended December 31, 1994.

(2) Calculated as the aggregate closing market price per share of the Company's common stock on December 31, 1994, for the total number of in-the-money shares under option, net of the aggregate value of all option exercise proceeds.

Pension Plan

The Sigma-Aldrich Corporation Pension Plan provides all eligible employees, including the executive officers, with a retirement benefit based upon a formula. The current benefit formula provides an annual benefit equal to 1.5% of each year's actual compensation, as limited by the Internal Revenue Code, in excess of "covered compensation" (compensation upon which social security benefits are earned), plus 0.9% of "covered compensation" for each year of service after 1992 plus benefits accrued for service prior to 1993 under a prior formula. The Company does not have a supplemental pension plan to provide pension benefits based upon actual earnings, thus certain pension credits have been and will continue to be restricted by the Internal Revenue Code limitations. Based upon these limitations and assuming that each executive officer continues employment until the normal retirement age of 65 at his current cash compensation level, Drs. Cori and Harvey and Messrs. Gleich, Richter and Tallarico would receive upon retirement an annual pension benefit in the form of a single life annuity of $92,466, $84,188, $104,002, $67,869 and $40,571, respectively.


Employment and Change in Control Agreements

The Company has Employment Agreements ("Agreements") with Drs. Cori and Harvey and Messrs. Gleich, Richter and Tallarico which provide severance compensation (with an offset for monies earned elsewhere under certain defined situations) to each of these executives in the event of his cessation of employment with the Company or any of its subsidiaries after the occurrence of a change in control of the Company. "Change in control" is defined in the Agreements to have occurred when an individual, partnership, corporation or other entity acquires more than thirty-five percent of the outstanding shares of the Company's common stock and there is a change in the majority of the Directors of the Board (or other body supervising the employment of officers) within any four hundred day period. Prior to a change in control, the Agreement may be terminated upon sixty-days notice given by either the executive or the Company. Unless notice is given to the contrary, the three-year term of the Agreements is automatically extended for an additional year at the end of each agreement year. Compensation covered by the Agreements is set annually by the Compensation Committee, except that after a change in control, if the executive leaves, the level of severance pay is the amount last set by the Compensation Committee immediately prior to the change in control. No payments are made under the Agreements if the cessation of employment is due to death. If a change in control of the Company had occurred as of March 7, 1995, and the employment of the executive officers of the Company had been terminated, Drs. Cori and Harvey and Messrs. Gleich, Richter and Tallarico would have collectively received $3,544,000.

The Incentive Stock Bonus Plan also contains provisions that protect the participants against the loss of Bonus Units earned if there shall have been a change in control of the Company prior to the scheduled payout of stock and cash for such earned Bonus Units. "Change in control" is defined in the Plan in the same manner as it is in the Agreements above. If a change in control of the Company had occurred as of March 7, 1995, and the employment of the executive officers of the Company had been terminated, Drs. Cori and Harvey and Messrs. Gleich, Richter and Tallarico would have collectively received 44,617 shares of the Company's common stock and $1,038,453.

          COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Committee

The Committee is composed of the three members named below, none of whom is an employee of or is involved in any interlocking relationship with the Company.

Compensation Policy

The Committee believes that increasing share value on a long-term basis is the goal of shareholders. The Company's compensation policy is designed to motivate employees to improve productivity and performance, resulting in increased profitability and, thus, improvement in shareholder value.
To align the financial interests of senior executives and managers with those of shareholders, the Company uses incentive compensation that is tied directly to the Company's operating results and is highly sensitive to the market price of the Company's common stock. Accordingly, the Committee believes that increasing profits and long-term growth in share value will be the goals of both management and shareholders. The Company's policy is to structure compensation such that any executive compensation in excess of $1,000,000 is tax deductible for the Company.

Compensation for the Company's executive officers includes two elements:
(1) salary and (2) longer term incentive compensation. The Company has no long-term employment contracts with any of its executive officers other than the Employment Agreements previously described in this Proxy Statement which become applicable only if there should be a change in control of the Company.

Salary

At the end of each fiscal year, the Committee reviews with Dr. Cori an annual salary plan for the Company's executive officers and then approves such plan with any modifications it deems appropriate. The Committee approves the salary plan after assessing the Company's overall performance, including a review of the operating results of the Company and the executive officers' responsibilities and after making judgments about past and expected future contributions of the individual executive officers.
The review of operating results is general in nature, rather than being based upon any specific weighting formula for measures which include the Company's sales, earnings and earnings per share growth, profit margins, acquisition activities and general financial condition. The Committee's assessment also considers the difficulty of achieving performance levels based on its understanding of the Company's business and market conditions as well as competitive pressures. In reviewing the individual executive officers' responsibilities and performance, the Committee also considers their non-financial contributions to the Company, such as the quality and progress of research, marketing and production activities. The Committee performs its review in a general, subjective manner with consideration given to all factors, including general knowledge of other executive officers' salaries and taking particular note of the continued growth in sales and earnings per share, as illustrated by the following graphs:

(Following are two bar-graphs depicting the following data):

                Net Sales                 Earnings per Share
         (In millions of dollars)              (dollars)
         ------------------------         ------------------
1990            $529.1                          $1.44
1991             589.4                           1.60
1992             654.4                           1.92
1993             739.4                           2.15*
1994             851.2                           2.21

(End Graph)

Average Compounded Growth Rate:
Sales                 14.1%
Earnings per share    11.4%

*Before cumulative effect of accounting changes

Based upon the business knowledge and experience of the Committee members, they believe that the executive officers' salaries are appropriate in view of the level of responsibilities and contributions by each executive officer.

Incentive Compensation

Incentive Stock Bonus Plan. Awards from the Company's Incentive Stock Bonus Plan (the "Plan"), a shareholder-approved plan implemented in 1978, are tied directly to the Company's annual operating results. If the Company's pre-tax operating income has increased by at least 10% over the prior year, the Committee establishes a Bonus Pool, with the maximum amount determined by the following formula:

                                        Maximum Bonus Pool
         Percentage                   as a percentage of the
     increase in pre-tax                increase in pre-tax
       operating income                   operating income
     -------------------              -----------------------
       Less than 10%                            ----
         10.0-12.5%                             3.0%
         12.5-15.0%                             4.0%
      Greater than 15%                          5.0%


The Committee then divides the Bonus Pool into Bonus Units, with each Bonus Unit being valued at the closing market price per share of the Company's common stock on the day prior to the award date. The Committee reviews with Dr. Cori its recommendation for awards of Bonus Units to the executive officers (other than Dr. Cori) and other senior managers. In the course of this review, the Committee considers performance evaluations of each of the executives and senior managers and separately considers and sets the award to Dr. Cori. In establishing the amount of the Bonus Pool and the specific awards to the executive officers, including Dr. Cori, the Committee takes into account operating results and other criteria in a review similar to that described under Salary above. Because their responsibilities have more impact on the Company's current and future operating results, the Committee feels that Drs. Cori and Harvey should have a greater proportion of their annual compensation tied directly to the Company's performance. Accordingly, Drs. Cori and Harvey have a greater participation in the Incentive Stock Bonus Plan than do the other executive officers and do not participate in the Share Option Plan.

The Plan provides for issuance of one share of the Company's common stock for each Bonus Unit awarded. Shares are issued only after the participant has been employed for five years following the year for which an award has been made (or earlier in certain limited circumstances). As a result, the value of Bonus Units awarded for any year under the Plan is sensitive to the market price of the Company's common stock over a five-year period, thus providing the participant with a longer-term perspective. The Plan also provides for payment of cash when the shares are issued so that the participant is not compelled to sell any of the shares in order to pay U.S. Federal income taxes. The cost of the Plan since its inception has ranged between 1.0% and 1.4% of cumulative pre-tax income, except for 1994 where no Bonus Units will be awarded. The Committee expects that the future cost will continue to constitute about 1% of the Company's cumulative pre-tax income. See "Incentive Stock Bonus Plan" on page 13 of this Proxy Statement for additional information concerning this plan.

Share Option Plan of 1987. Each year, the Committee considers the desirability of granting options under the Company's Share Option Plan of 1987 to key employees. The Committee believes that granting stock options is desirable because it directly correlates long-term compensation of key employees with share price appreciation. In determining grants, the Committee generally considers the same factors as those discussed under Salary above. The Committee does not consider the amount or terms of prior stock option grants in determining current grants. Drs. Cori and Harvey do not currently participate in this plan for the reasons described under Incentive Stock Bonus Plan above. For options granted to the other executive officers during 1994, the Committee determined that the options should vest pro rata over a five-year period to reinforce a long-term performance perspective. See "Stock Options" on page 14 of this Proxy Statement for additional information concerning this plan.

1994 CEO and Executive Officer Compensation

The Committee's approach is to have a large amount of Dr. Cori's compensation dependent on Company performance. In measuring performance, emphasis is placed on the year-to-year increases in earnings, which is the criteria used to establish the maximum Bonus Pool under the Company's Incentive Stock Bonus Plan. For 1994, the Committee determined that Dr. Cori's compensation should be based more on awards, if any, under the Incentive Stock Bonus Plan, in lieu of a salary increase, to more closely align his interests with those of shareholders. Accordingly, Dr. Cori's salary for 1994 was equal to his 1993 salary. Earnings for 1993
(before considering the impact of accounting changes) compared to 1992 increased 12% after increasing 20% for 1992 compared to 1991. In setting the salary for 1993 the Committee recognized Dr. Cori's leadership in improving productivity and utilization of existing plant capacities, the two most significant factors contributing to the higher 1992 earnings, by increasing his 1993 salary by 9.1%. Dr. Cori's Incentive Stock Bonus Plan award in 1994, for the Company's performance in 1993, was 6,500 Bonus Units compared to 9,000 Bonus Units for the prior year. The decrease in Bonus Units awarded is directly attributable to the lower percentage increase in earnings, as Dr. Cori's share of total Bonus Units awarded remained about the same in both years. Historically, Dr. Cori has been awarded approximately 40% of the total Bonus Units awarded each year.
This allocation reflects the Committee's judgment of the appropriate amount to recognize Dr. Cori's responsibilities and his contribution to the growth of the Company and its desire to have a sufficiently large amount of Dr. Cori's total compensation directly linked to performance of the Company and the price of its common stock.

For the other executive officers, the Committee determined that 1994 and 1993 compensation should include increased awards under either the Incentive Stock Bonus Plan or the Share Option Plan, in lieu of salary increases, to more closely align the interests of these executives with those of shareholders.

The Committee believes that the compensation policies and programs it has implemented have committed the executive officers of the Company to achieving continuous long-term improvement in operating results.



                                COMPENSATION COMMITTEE


                                Andrew E. Newman
                                William C. O'Neil, Jr., Chairman
                                Thomas N. Urban


                         PERFORMANCE GRAPH

The following performance graph compares the Company's cumulative shareholder return (stock price appreciation plus reinvestment of dividends) for a five-year period ended December 31, 1994, with that of the Standard and Poor's 500 Composite Stock Price Index and an index of the companies included in the Value Line Chemical Specialty Industry Group, assuming that $100 was invested in each on December 31, 1989, and that all dividends were reinvested. These indices are only included for comparative purposes as required by Securities and Exchange Commission rules and do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of the Company's common stock, and are not intended to forecast or be indicative of possible future performance of the common stock.

                                   Comparative Five-Year Returns

                            (Following is a line graph depicting the following data)

                         1989       1990       1991       1992       1993       1994
                        ------     ------     ------     ------     ------     ------
Sigma-Aldrich          $100.00    $102.43    $185.81    $202.64    $170.20    $118.03
S&P 500                 100.00      96.83     126.41     136.25     150.00     151.73
Value Line
Chemical Specialty      100.00     103.17     152.73     172.54     196.16     191.27

(End Graph)

              RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The principal accountant selected by the directors for the current year is Arthur Andersen LLP, independent accountants. Representatives of Arthur Andersen LLP are expected to be present at the Meeting and will have the opportunity to make a statement if they wish to do so, and are expected to be available to respond to appropriate questions.

                                OTHER MATTERS

The affirmative vote of the holders of a majority of the shares which are present in person or represented by proxy at the Meeting is required to elect directors and act on the approval of the Share Option Plan of 1995, the shareholder proposal and any other matters properly brought before the Meeting. Shares represented by proxies which are marked "withhold authority" with respect to the election of any one or more nominees as directors and proxies which are marked to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the Meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees and against such other matters, respectively. Shares not voted on one or more but less than all such matters on proxies returned by brokers will be treated as not represented at the Meeting as to such matter or matters.

The Company knows of no other matters to be presented for consideration at the Meeting. If any other matters are properly brought before the Meeting, the persons named in the accompanying proxy intend to vote or act with respect to them in accordance with their best judgment.

                        SHAREHOLDER PROPOSALS

Written proposals of shareholders to be included in the proxy statement and proxy for the next Annual Meeting of Shareholders must be received at the Company's principal executive office, 3050 Spruce Street, St. Louis, Missouri 63103, no later than November 30, 1995. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

Under the Company's by-laws, timely notice must be received by the Company in advance of a shareholders' meeting to nominate a candidate for director or to bring other business before the meeting.
Such notice must be received not less than ten days before the first anniversary of the preceding year's annual meeting. If the date of the annual meeting is changed by more than thirty days from such anniversary date, notice must be received not later than the tenth day preceding the date of the meeting as announced in the notice of the meeting or as otherwise publicly disclosed. Any shareholder filing a notice of nomination must include certain information, including certain information about the nominee; and any notice regarding a proposal of other business must include certain information, including a description of the proposed business, the reasons therefor, and any interest the shareholder has in such business, as well as for either notice, the name and address of the shareholder and the number of shares of common stock held by the shareholder. These requirements are separate from and in addition to the Securities and Exchange Commission's requirements that a shareholder must meet to have a proposal included in the Company's proxy statement.

In each case, the proposals or notices described above must be submitted in writing to Thomas M. Tallarico, Secretary, Sigma-Aldrich Corporation, 3050 Spruce Street, St. Louis, Missouri 63103.


                                             By Order of the Board of Directors,

                                              /s/ Thomas M. Tallarico

                                             Thomas M. Tallarico, Secretary
March 30, 1995

                                   APPENDIX A
                            SHARE OPTION PLAN OF 1995

1.        Purpose and Definitions
          This plan shall be known as the "Share Option Plan of 1995" (hereinafter referred to as the "Plan"). The purpose of the Plan is to provide certain key employees of SIGMA-ALDRICH CORPORATION (the "Company"), and its subsidiaries, with additional incentive to increase their efforts on behalf of the Company or a subsidiary thereof, and to remain in the employ of the Company or any of its subsidiaries, by granting such key employees options to purchase common stock of the Company. The options granted under this Plan may, but need not, constitute "incentive" options within the meaning of Section 422 of the Internal Revenue Code. An option granted which does not constitute an incentive option shall, for purposes of this Plan, constitute a "non-qualified" option. The term "subsidiary" or "subsidiaries" means any corporation in which the Company directly or indirectly owns stock possessing 50% or more of the total combined voting power of all classes of stock.

2.        Administration
          The Compensation Committee (the "Committee"), consisting of not less than three (3) members of the Board of Directors of the Company
(the "Board of Directors"), shall be established by the Board of Directors. Members of the Committee shall be designated from time to time by the Board of Directors from among its members, with full authority to act in all matters pertaining to the Plan. Without limiting the generality of the foregoing provision, the Committee is authorized and shall have full power and authority, subject to the provisions of the Plan, to establish such rules and regulations as it may deem appropriate for the proper administration and operation of the Plan, and to make such determinations under, and such interpretations of, and to take such steps in connection with, the Plan and the options granted thereunder as it may deem necessary or advisable. A director shall be a member of the Committee only if that director is not eligible during membership on the Committee, and has not been eligible at any time within one year prior to becoming a member of the Committee, for selection as a person to whom options may be granted pursuant to the Plan.

3.        Shares
          The shares to be optioned under the Plan shall be the Company's common stock of the par value of One Dollar ($1.00) per share (the "shares"), which shares may either be authorized but unissued shares or treasury shares. The aggregate number of shares for which options may be granted under the Plan shall (subject to the provision of Paragraph 11 hereof) be (a) Two Million (2,000,000) shares, plus (b) the total number of shares as to which options granted under the Plan terminate (including options terminated by mutual agreement of the Company and the optionee) or expire without being wholly exercised. New options may be granted under the Plan covering the number of shares to which such termination or expiration relates.

4.        Granting of Options, Eligibility and Limitations
          The Committee may, prior to February 21, 2005, grant options for such numbers of shares and to such eligible individuals, as the Committee shall designate. The individuals eligible to receive options shall be key employees of the Company or its present or future subsidiaries (as defined in Section 424(f) of the Internal Revenue Code), other than
(a) persons who are directors or officers of the Company but who are not employed by the Company on a full-time basis, and (b) persons who own at the time the option is granted, directly or indirectly (in accordance with the rules of attribution in Section 424(d) of the Internal Revenue Code), shares possessing more than ten percent (10%) of the total combined voting power or value of all classes of shares of the Company or any present or future subsidiary of the Company.

          An individual optionee may be granted (a) an incentive option or (b) a non-qualified option.

          The aggregate fair market value (determined as of the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by any employee in any calendar year (under all such plans of the Company and its subsidiaries) shall not exceed One Hundred Thousand Dollars ($100,000).

          Options shall be evidenced by an option certificate signed by the Company in such form and with such terms and conditions as the Committee shall designate. Such certificates shall include by reference the terms of the Plan as a condition under which the option is issued and received.

          No single participant may receive grants of options during any single fiscal year of the Company for more than an aggregate of 100,000 shares of common stock.

5.        Price
          The option price per share for options granted hereunder shall be determined by the Committee. No incentive option granted under the Plan shall have an option price less than the fair market value of the shares on the date of grant of such option as determined by the Committee.

6.        Exercise Period and Conditions
          Except as provided in Paragraph 8(b)(ii), no option granted under this Plan may be exercised prior to the expiration of twelve (12) months from the date it is granted. The Committee may specify a longer period of time during which an option may not be exercised (hereinafter referred to as the "Non-exercise Period") at the time each option is granted. No option shall be exercisable for less than ten (10) share lots nor in any amount after a date ten (10) years from the date it was granted.

          An option is outstanding until such option is exercised in full or expires under the terms hereof or by reason of lapse of time.

          Subject to the specific provisions of this Paragraph 6 and of Paragraph 8 hereof with respect to exercise and termination of options granted under this Plan, each such option shall be exercisable in such manner (including installments), at such time or times and subject to such conditions or limitations as shall be fixed by the Committee, in its sole discretion at the time such option is granted.

7.        Non-Transferability of Option Rights
          No option shall be transferable by an optionee otherwise than by will or the laws of descent and distribution, nor shall any optionee pledge, hypothecate or otherwise create any lien thereon. During the lifetime of any optionee, an option shall be exercisable only by the optionee.

8.        Effect of Termination of Employment or Death

          (a) Termination of Employment During the Non-exercise Period If, during the Non-exercise Period, the optionee's employment with the Company and every subsidiary of the Company shall terminate for any reason, the optionee's right to exercise the option shall terminate and all rights thereunder shall cease.

          (b)     Termination of Employment After the Non-exercise Period

                  (i) By Retirement or Termination of Employment by the Company Without Cause
                          If the Non-exercise Period shall have elapsed
                  and the optionee's employment with the Company and every subsidiary of the Company shall have been terminated by the Company thereafter without cause (as hereinafter defined) or shall terminate because of the retirement of an optionee on a permitted Retirement Date from the Company and all subsidiaries, the optionee shall have the right to exercise the unexercised portion of the option at any time during a period of three (3) months after the date of termination or retirement, in whole or in part, to the extent the optionee could have exercised such option had the optionee remained in the employ of the Company during the three (3) month period. The unexercised portion of the option shall terminate no later than three (3) months after an optionee ceases to be an employee for any of the foregoing reasons, and any unexercised portion shall terminate immediately if and when the optionee becomes an employee, agent or principal of a competitor of the Company, or of any subsidiary of the Company, without the consent of the Company.

                          If an optionee dies within such three (3) month
                  period at a time when the optionee is not an employee, agent or principal of a competitor of the Company or of any subsidiary (or when the Company has consented to such relationship with a competitor), the option may be exercised at any time during the period of twelve (12) months after the date of the death of the optionee by a designee, for the number of shares which the deceased optionee could have acquired by the exercise of such option had the deceased optionee survived for the twelve
                  (12) month period, without regard to the requirement of exercise within three (3) months after termination of employment.

                          For purposes of this Plan, the term "designee"
                  means the deceased optionee's personal representative or any person who acquired the right to exercise such option by bequest or inheritance or by reason of the laws of descent and distribution. The term "Retirement Date" shall have the meaning set forth in the Employees' Retirement Plan, as in effect from time to time, of the optionee's employer, and shall include, where applicable, the Normal Retirement Date, the Early Retirement Date, and Retirement By Reason of Disability as defined in such Plan, or, if the optionee's employer has no such plan, the term shall have the meaning set forth in the Federal Social Security Act, as in effect from time to time.

                  (ii)    By Death or Permanent and Total Disability
                          If an optionee dies or is totally and permanently
                  disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code) while in the employ of the Company or any subsidiary, the option may be exercised by the optionee or by his personal representative at any time during the twelve (12) month period after the date of such death or disability for the total number of shares which were or would have become exercisable under the option, but only to the extent the optionee could have exercised such option had he remained in the employ of the Company for the twelve (12) month period.

                  (iii)   By Termination of Employment for Cause
                          If an optionee's employment is terminated by the
                  Company and every subsidiary for cause, any unexercised portion of any option granted to the optionee shall terminate with his termination of employment. As used herein, the term "cause" means (a) the failure of the optionee to carry out the duties assigned as a result of incompetence or willful neglect, or (b) such other reasons, including the existence of a conflict of interest or the commission of a crime, as the Committee may determine.

                  (iv)    By Voluntary Termination of Employment
                          If an optionee voluntarily terminates employment
                  with the Company and every subsidiary for any reason other than the retirement of an optionee on the Retirement Date, any unexercised portion of an outstanding option shall terminate with the termination of employment.

                  No transfer of an option by the optionee pursuant to subparagraphs (i) and (ii) above by will or by the laws of descent and distribution shall be effective unless the Company shall have been furnished with written notice thereof and a copy of the will and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the designee or designees of the terms and conditions of the option. In the event of disability, the Committee may demand medical records and/or such other evidence as it deems necessary to establish the total and permanent disability of the optionee and, in the absence of such evidence, may refuse to permit the exercise of any option later than (3) months after the date of termination of employment. Under no circumstances shall the right of any such designee to exercise any any such option extend beyond the twelve (12) month period from date of death.

                  Nothing in this paragraph 8 shall be construed to permit the exercise of an option more than ten (10) years after the date it was granted.

                  Whether military or government service shall constitute termination of employment for the purposes of this Plan or any option granted hereunder shall be determined in each case by the Committee in its sole discretion, subject to then current applicable law and regulation.

9.        Payment for Shares
          Payment for shares purchased upon exercise of an option granted hereunder shall be made in full for all shares purchased at the time of exercise. Full or partial payment for the stock purchased hereunder may be made with stock of the Company previously acquired by the optionee. Such previously acquired stock shall be valued at its fair market value on the date the option is exercised.

10.       Rights as a Shareholder
          An optionee or a designee of an optionee shall have no rights as a shareholder with respect to any shares covered by an option until the optionee or designee shall have become the holder of record of such shares, and no adjustment, except as may be effected pursuant to the provisions of Paragraph 11, shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights in respect of such shares for which the record date is prior to the date on which the person shall become the holder of record thereof.

11. Merger, Consolidation, Reclassification, Stock Dividend, etc. If there shall be any change in the shares through merger, consolidation, reorganization, reclassification, recapitalization, subdivision, stock dividend, stock split-up or other change in the Company's corporate structure, such adjustments, if any, as the Committee in its discretion deems appropriate to reflect such change shall be made in the aggregate number of shares subject to the Plan and the number of shares and the price per share subject to outstanding options.

12.       Company's Right to Terminate Employment
          Nothing contained herein or in any share option certificate shall restrict the right of the Company or any subsidiary to terminate the employment of any optionee at any time, with or without cause, or to adjust the compensation of any optionee.

13.       Indemnification and Exculpation
          Each person who is or shall have been a member of the Board of Directors or of the Committee shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred in connection with or resulting from any claim, action, suit or proceeding to which the person may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement thereof (with the Company's written approval) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of his bad faith; subject, however, to the condition that upon the institution of any claim, action, suit or proceeding against them, they shall in writing give the Company an opportunity, at its own expense, to handle and defend the same before undertaking to handle and defend it on their own behalf. The foregoing right to indemnification shall not be exclusive of any other right to which such person may be entitled as a matter of law or otherwise, or any power that the Company may have to indemnify or hold such person harmless.

          Each member of the Board of Directors or of the Committee, and each officer and employee of the Company shall be fully justified in relying or acting upon any information furnished to or on behalf of the Company by any person or persons, other than said individual, in connection with the administration of this Plan. In no event shall any person who is or shall have been a member of the Board of Directors or of the Committee, or an officer or employee of the Company, be liable for any determination made or other action taken or any omission to act in reliance upon any such information, or for any action (including the furnishing of information) taken or any failure to act, if in good faith.

14.       Use of Proceeds
          The proceeds received from the sale of shares pursuant to the Plan will be used for general corporate purposes.

15.       Amendment and Termination of the Plan
          The Board of Directors may at any time terminate this Plan.
The Board of Directors may make such amendments and modifications as it deems advisable, in its sole discretion, including those amendments as may be necessary or desirable to comply with or conform to the Internal Revenue Code, as amended, or Regulations or Rulings promulgated thereunder, or superseding legislation, except that the Board of Directors may not, without approval of the shareholders (a) increase the total number of shares on which options may be granted under the Plan, except as may be effected pursuant to the provisions of Paragraph 11 hereof, (b) withdraw the administration of the Plan from the Committee, (c) permit any person then a member of the Committee to be eligible to receive an option under the Plan, (d) change the class of employees eligible to be granted options under the Plan, (e) change the manner of determining the option price, or
(f) extend the termination date of the Plan or of any option granted thereunder. Unless sooner terminated, this Plan shall terminate on February 21, 2005. No amendment, modification or termination of the Plan shall in any manner affect any option theretofore granted under the Plan without the consent of the optionee or the transferee of the option.

16.       Approval by Shareholders
          The Plan has been approved by the Board of Directors and shall be submitted within twelve (12) months for approval by the affirmative vote of a majority of the shares voting at the next meeting of shareholders.

17.       Implementation of the Plan
          The Plan shall become effective February 21, 1995 (the effective date), and, except as hereinafter provided, may be implemented thereafter by the Board of Directors and the Committee. Before implementing this Plan, the Board of Directors may, from time to time, request such ruling or rulings as it may deem appropriate from the Internal Revenue Service concerning the income tax consequence of this Plan or from any other governmental agency concerning the applicability of any restrictive regulation to this Plan.

          IN WITNESS WHEREOF, the Company has executed the Plan as of this 21st day of February, 1995.

                                          SIGMA-ALDRICH CORPORATION

                                          By: /s/ Carl T. Cori

                                                  Chairman of the Board
                                                  and Chief Executive Officer


PROXY




                             SIGMA-ALDRICH CORPORATION
              ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 2, 1995
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints ANDREW E. NEWMAN and WILLIAM C. O'NEIL, JR., or either of them, the true and lawful attorneys-in-fact, agents and proxies, with the power of substitution and revocation, to represent the undersigned at the Annual Meeting of Shareholders of SIGMA-ALDRICH CORPORATION to be held at The Boatmen's National Bank of St. Louis, 800 Market Street, St. Louis, Missouri 63101 on May 2, 1995, at 11:00 A.M., Central Daylight Time (including all adjournments thereof), and there to vote all shares of stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, as follows:

The Board of Directors recommends a vote For all nominees listed and approval of the Company's Share Option Plan of 1995:
(1)     ELECTION OF DIRECTORS:

        FOR all nominees listed
        (except as marked to the contrary below)  ___
        WITHHOLD AUTHORITY
        to vote for all nominees below            ___

Instructions: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.

Carl T. Cori, David R. Harvey, Robert J. Hurst, David M. Kipnis,
Andrew E. Newman, William C. O'Neil, Jr., Jerome W. Sandweiss,
D. Dean Spatz, Thomas N. Urban

(2)  Approval of the Company's Share Option Plan of 1995.
     ___  For
     ___  Against
     ___  Abstain
The Board of Directors recommends a vote Against the following proposal:
(3)  Approval of a shareholder proposal concerning earnings announcements.
     ___  For
     ___  Against
     ___  Abstain
(4) Upon such other business as may properly come before the meeting and any adjournments thereof.

(Continued and to be signed on other side)

(Continued from other side)

This proxy will be voted for the election of all nominees, for the approval of the Share Option Plan of 1995 and against the shareholder proposal unless otherwise directed; and in the discretion of the proxies on whatever other business may properly come before the meeting.

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated March 30, 1995, and hereby revokes all proxies heretofore given by the undersigned for said meeting. This proxy may be revoked prior to its exercise.


                                           Dated,_____________________,1995
                                           ________________________________
                                           ________________________________

Please sign name or names as appearing on this proxy. If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, every holder should sign.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.